EXHIBIT 99.5
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
We hereby consent to the use in the Registration Statement of LSI Logic Corporation on Form S-4, and in the Joint Proxy Statement/Prospectus of LSI Logic Corporation and Agere Systems Inc., of our opinion dated December 3, 2006 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary— Recommendation of the LSI Board of Directors,” “—Opinion of LSI Financial Advisor Regarding the Merger,” “The Merger—Background of the Merger,” “—Consideration of the Merger by the LSI Board of Directors” and “—Opinion of LSI Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO.
INCORPORATED

By:	/s/ David Atkinson

David Atkinson
Executive Director
Menlo Park, California
December 22, 2006